Exhibit 99.1

NEWS RELEASE
Contact:	William J. Small Chairman, President and CEO (419) 782-5015 bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE FINANCIAL CORP. REVISES 2009

FOURTH QUARTER AND FULL YEAR EARNINGS

DEFIANCE, OHIO (February 8th, 2010) – First Defiance Financial Corp. (NASDAQ: FDEF) today announced a revision to its previously announced fourth quarter and full year 2009 earnings as described below. The revision is due primarily to an increase in the provision for loan loss of $1.5 million. Net income for the fiscal year ended December 31, 2009 totaled $7.2 million or $.63 per diluted common share compared to $7.4 million or $.91 per diluted common share for the year ended December 31, 2008. The 2008 twelve month results included $1.1 million of acquisition-related charges associated with the March 14, 2008 acquisition of Pavilion Bancorp of Adrian, Michigan (Pavilion) and its subsidiary the Bank of Lenawee. Excluding the after-tax impact of those charges, First Defiance had earnings of $8.1 million, or $1.00 per diluted common share for the twelve months ended December 31, 2008. For the fourth quarter ended December 31, 2009, First Defiance earned $555,000 or $0.01 per diluted common share compared to $880,000 or $0.09 per diluted common share for the fourth quarter of 2008.

Credit Quality

The Company revised its fourth quarter provision for loan loss to $8.5 million from the previously announced $7.0 million. The increase related primarily to one loan relationship. After further review of current circumstances and information regarding that loan, management concluded that the loan was impaired as of December 31, 2009 and applied a specific reserve to this credit relationship. The loan relationship is current and as such is not considered a non-performing loan. The additional provision for loan loss correspondingly increased the allowance for loan losses to $36.5 million or 2.26% of loans at December 31, 2009.

Capital

The Company’s subsidiary, First Federal Bank of the Midwest, is well capitalized at December 31, 2009 and meets all capital adequacy guidelines with total risk based capital of $229.6 million which exceeds the well capitalized required amount by $53.5 million. The total risk based capital ratio at December 31, 2009 was 13.04% compared with the regulatory well capitalized minimum level of 10%.

Total Assets at $2.06 Billion

Total assets at December 31, 2009 were $2.06 billion, compared to $1.96 billion at December 31, 2008. Net loans receivable (excluding loans held for sale) were $1.58 billion at December 31, 2009 compared to $1.59 billion at December 31, 2008. Total cash and cash equivalents were $121.1 million at December 31, 2009 compared with $46.1 million at December 31, 2008, an increase of $75.0 million. Total deposits at December 31, 2009 were $1.58 billion compared to $1.47 billion at December 31, 2008, an increase of $110.3 million. Non-interest bearing deposits at December 31, 2009 were $189.1 million compared to $176.1 million at December 31, 2008. Total stockholders’ equity was $234.1 million at December 31, 2009 compared to $229.2 million at the December 31, 2008. Also at December 31, 2009, goodwill and other intangible assets totaled $63.5 million compared to $64.9 million at December 31, 2008.

Revised Financial Statements are available as part of First Defiance Financial Corporation’s Form 8-K filing on February 8th, 2010 with the Securities and Exchange Commission, which can be accessed at http://www.sec.gov/edgar/searchedgar/companysearch.html or on the company’s Web site at www.fdef.com.

First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 33 full service branches and 45 ATM locations in northwest Ohio, southeast Michigan and Fort Wayne, Indiana. First Insurance & Investments specializes in property and casualty and group health and life insurance, with offices in Defiance and Bowling Green, Ohio.

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: changes in economic conditions, the nature, extent and timing of governmental actions and reforms, future movements of interest rates, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a changing interest rate environment, the ability to sustain credit quality ratios at current or improved levels, the ability to sell OREO properties, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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